Exhibit 99.2

International Rectifier Announces Management Promotion

EL SEGUNDO, Calif. — December 17, 2007—International Rectifier Corporation (“IR”) (NYSE:IRF) today announced a new organizational appointment to the company’s leadership team.

Rick Sivan, has been promoted to Vice President, Research & Development effective immediately.  In this role, Mr. Sivan will be responsible for Research & Development efforts.

Mr. Sivan joined International Rectifier in March 2005 and most recently served as the company’s Vice President R&D where he was responsible for radiation hardened technologies, EDA/PDK development, as well as managing the R&D organizational goals and budget.

Before joining International Rectifier, Sivan spent 18 years at Motorola Semiconductor, where he led the development of several generations of memory and microcontroller technology platforms and held several senior positions including Vice President and Chief Technology Officer of the Semiconductor Products Sector.  Mr. Sivan previously was a member of the technical staff at Bell Laboratories, where he worked on advanced CMOS technologies.

Sivan received his Ph.D. in solid state physics from the University of Texas at Austin, as well as a post-doctoral fellowship at the University of Tel Aviv, Israel.  He has authored or co-authored 16 US patents and numerous articles in scientific and technical journals.

Don Dancer, International Rectifier’s acting chief executive officer, said, “This is a well-deserved promotion for Rick.  His proven industry experience will play an important role in driving the company toward continued innovation and technological expertise.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including the uncertainty that the company will be able to identify and attract additional directors and those issues and uncertainties related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Media

Graham Robertson

310.726.8512